Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-2/A of Princeton Everest Fund of our report dated May 30, 2025, relating to our audit of the consolidated financial statements and financial highlights, which appear in the March 31, 2025 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Legal Counsel”, and “Senior Securities” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 30, 2025